CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
Exhibit 10.2

DATE: FEBRUARY 25, 2021
EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT

Between CONTURA INTERNATIONAL A/S and CONTURA LIMITED

TABLE OF CONTENTS

1.	Definitions and interpretation	1
2.	The parties’ obligations	5
3.	Forecasts	6
4.	Orders	7
5.	Delivery	8
6.	Title and risk in the product	9
7.	Price	10
8.	Invoicing and payment	11
9.	Quality	11
10.	Changes to Specifications or Packaging	12
11.	Steering Committee	12
12.	Intellectual property rights	13
13.	Indemnity	14
14.	Warranties	14
15.	Limitation of liability	15
16.	Regulatory compliance	15
17.	Product recalls	16
18.	Confidential information	16
19.	Force majeure event	17
20.	Audits	18
21.	Term and termination	18
22.	Consequences of expiry or termination	19
23.	Survival	19
24.	Notices	19
25.	No partnership or agency	20
26.	Assignment and sub-contracting	20
27.	Third party rights	20
28.	Compliance with law	20
29.	Entire agreement	20
30.	Severance	21
31.	Further assurance	21
32.	Variation	21
33.	Waiver	21
34.	Counterparts	21
35.	Set-off	21
36.	Dispute resolution procedure	21
37.	Conflicts within agreement	22
38.	Governing law and jurisdiction	22
Schedule 1 Product and Prices		23

Schedule 2 Specifications	24
Schedule 3 Change Control Procedure	25
Schedule 4 Regulatory Responsibilities	26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
THIS AGREEMENT is made on the date on which it has been signed by both parties.
PARTIES:
(1)    Contura International A/S, a company incorporated in Denmark with a principal place of business at Sydmarken 23, DK 2860 Søborg, Denmark (“Manufacturer”); and
(2)    Contura Limited, a company incorporated in England with a principal place of business at 14 Took’s Court, London, EC4A 1LB (“Customer”)
(each of the Manufacturer and the Customer being a “party” and together the Manufacturer and the Customer are the “parties”).
RECITALS:
(A)    The Manufacturer is the manufacturer of Product (as defined below).
(B)    The Customer and/or its Affiliates have on or around the date of this Agreement acquired and/or in-licenced worldwide rights to the Product, including, but not limited to, the Product IP (the “Acquisition”).
(C)    This Agreement is made wholly in connection with the Acquisition and as an essential part of the Customer and its Affiliates realising the value of the distribution business and the Product IP previously operated by the Manufacturer with a view to maximising the availability of the Products in the Field worldwide.
(D)    The Customer wishes for the Manufacturer to exclusively manufacture and supply the Product to the Customer following the Acquisition, subject to Customer’s right to a technology transfer as provided in clause 22 of this Agreement. The technology transfer right provided in clause 22 is a material part of this Agreement.
(E)    The Manufacturer shall manufacture and supply to the Customer, and the Customer shall purchase, the Product on the terms and conditions of this Agreement.
THE PARTIES AGREE:
1.    DEFINITIONS AND INTERPRETATION
In this Agreement:
“Affiliate” means any entity that directly or indirectly Controls, is Controlled by or is under common Control with, another entity;
“Applicable Laws” means all applicable laws, statutes, directives, rules, regulations, and guidelines, including all applicable standards or guidelines promulgated by any applicable Governmental Entity;
“Acquired IP” means the Intellectual Property Rights relating to the Product assigned to the Customer and/or its Affiliates as part of the Acquisition;
“BUKIT” means a Bulkamid kit, as further set out in the Specifications;
“BU10” means a single 1mL syringe of urethral bulking agent, consisting of [***]% water and [***]% polyacrylamide, as further set out in the Specifications;
“Business Day” means a day other than a Saturday, Sunday or bank or public holiday in Denmark, England or California;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
“Change Control Procedure” means, unless otherwise provided in this Agreement, the process by which any change to this Agreement including a change to the Product is agreed, as set out in Schedule 3;
“Commencement Date” means the effective date of this Agreement;
“Confidential Information” means:
(a)    information however recorded or communicated, including technical or other information (other than the Know-how licenced under the Know-how Licence Agreement), received or obtained directly or indirectly by a party from the other party in anticipation of or in connection with this Agreement which is identified as being confidential at the time of disclosure or which a reasonable person in the position of the Receiving Party would understand to be confidential due to the nature, type or presentation of the information;
(b)    the Know-how licenced to the Customer under the Know-how Licence Agreement, of which the Customer shall be deemed to be the Disclosing Party but only in relation to use in the Field;
(c)    any other Know-how of either party relating to the Manufacture of the Product (other than the Know-how licenced to the Customer under the Know-how Licence Agreement);
(d)    Improvements, of which the owning party shall be deemed to be the Disclosing Party;
(e)    Joint Improvements (as defined in clause 12.2), of which each party shall be deemed to be both the Disclosing Party and the Receiving Party; and
(f)    the terms of this Agreement, of which each party shall be deemed to be both the Disclosing Party and the Receiving Party;
“Contract Year” means a period of 12 consecutive months during the Term commencing on 1 January, provided that:
(a)    the first Contract Year shall start on the Commencement Date and end on 31 December 2021; and
(b)    the last Contract Year shall end on the date of termination of this Agreement;
“Control” means:
(a)    the possession, directly or indirectly, of more than 50% of the issued share capital, stock or securities of, or the voting rights in, a person or the right to receive more than 50% of the income, profits or assets of a person;
(b)    the right or power, directly or indirectly, to appoint or remove the majority of the board of directors or other officers of a person or of those directors or officers who have voting rights in relation to the person’s management; or
(c)    the right or power, directly or indirectly, to direct or cause the direction of the management, policies or affairs of a person, through voting rights, by contract or otherwise;
“Cross-Licence Agreement” means the licence agreement between Contura A/S and Customer signed on or around the Commencement Date under which Contura A/S granted Customer a licence to use certain trade marks relevant to the Products and Customer granted Contura A/S an exclusive licence to certain patents outside the Field;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
“Customer Group” means the Customer together with its Affiliates;
“Customer Intellectual Property” means any Intellectual Property Rights that are owned, developed or acquired by, or licenced (other than by the Manufacturer Group) to, the Customer Group prior to, on or after the Commencement Date, including the Acquired IP.
“Delivery” means delivery of the Product by the Manufacturer in accordance with the requirements of clause 5 and “Deliver” and “Delivered” shall be construed accordingly;
“Disclosing Party” means the party:
(a)    whose, or whose Affiliate’s, Confidential Information is disclosed to or obtained by the other party or its Affiliate, or
(b)    which is so deemed in relation to particular Confidential Information;
“Enforcement against Customer” has the meaning given to it in Schedule 4 section 14.3;
“Enforcement against Manufacturer” has the meaning given to it in Schedule 4 section 14.1;
“Field” means the field of [***];
“Force Majeure Event” means any act, event, omission, accident or circumstances beyond the reasonable control of a party, which prevents, delays or hinders it from performing its obligations under this Agreement, including, any of the following: (a) acts of God, flood, earthquake, windstorm or other natural disaster, (b) war (or threat of, or preparation for, war), armed conflict (or threat of, or preparation for, armed conflict), (c) imposition of border controls, sanctions, embargo, breaking off of diplomatic relations or similar actions, (d) terrorist attack, civil war, civil commotion or riot (or the threat of, or preparation for, a terrorist attack, civil war, civil commotion or riot), (e) nuclear, chemical or biological contamination or sonic boom, (f) epidemic or pandemic, (g) fire or explosion (other than, in each case, one caused by breach of contract by, or with the assistance of, the party seeking to rely on it as a Force Majeure Event or by a member of the same group as such party), (h) adverse weather conditions, (i) any labour dispute, including, but not limited to, strikes, industrial action or lockouts, (j) interruption or failure of utility service, including but not limited to electricity, gas or water, (k) any Applicable Law, and (l) any action taken by a Governmental Entity or public authority, including, but not limited to, a failure to grant a necessary licence or consent or the imposition of an export restriction, import restriction, quota or other restriction or prohibition; but not including any obligation of the Customer to pay the Price to the Manufacturer;
“Forecast” has the meaning given in clause 3.1 and “Forecasted” shall be construed accordingly;
“Governmental Entity” means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra-national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, ministry, agency, commission, coordination group, court, tribunal, arbitral body, self-regulated entity, private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity, including any relevant Regulator;
“Improvement” means any new or improved process, technique, method, formula, invention or Know-how that relates to the Products or the Manufacture of the Products and is created during the Term of this Agreement;
“Intellectual Property Rights” means copyright, rights related to copyright such as moral rights, patents, rights in inventions, rights in confidential information, Know-how, trade secrets, trade

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
marks, trade names, design rights, rights in get-up, database rights, databases, data exclusivity rights, domain names, rights in computer software, unfair competition and passing off, and all similar rights of whatever nature wherever in the world arising and, in each case:
(a)    whether registered or not,
(b)    including any applications to protect or register such rights,
(c)    including all renewals and extensions of such rights or applications, and
(d)    wherever existing;
“Know-how” means all industrial, manufacturing, technical and or commercial information and techniques in any form, whether or not confidential, proprietary, patented or patentable, including drawings, designs, data relating to inventions, formulae, methods, processes, trade secrets, performance methodologies, techniques, specifications, technical information, component lists, expertise, test results, reports, research reports, project reports and testing procedures, instruction and training manuals, operating tables of operating conditions, market forecasts and lists and particulars of customers and suppliers;
“Know-how Licence Agreement” means the licence agreement between the Manufacturer and Contura A/S and Customer signed on or around the Commencement Date, under which the Manufacturer and Contura A/S granted Customer a licence to use certain Know-how relevant to the Manufacture of the Products;
“Latent Defect” means a failure of the Product (a) to conform to the Specifications or (b) to have been Manufactured in accordance with the terms of this Agreement, which failure exists at the time of Delivery of such Product but could not have been discovered by a reasonable visual inspection undertaken by or on behalf of the Customer;
“Licenced Intellectual Property” means the Intellectual Property Rights licenced to Customer under the Cross-Licence Agreement and the Know-how Licence Agreement;
“Losses” means all losses, claims, liabilities, costs, awards, fines, penalties, expenses (including reasonable legal fees and other professional expenses) and damages of any nature whatsoever and whether or not reasonably foreseeable or avoidable;
“Manufacture” means planning, purchasing of materials for manufacturing, manufacture, processing, compounding, assembly, storage, filling, packaging, labelling, leafleting, testing, waste disposal, quality assurance and control, despatch, sample retention and, to the extent required by Applicable Laws, stability testing, verification and validation testing, and release of finished Products, and “Manufactured” and “Manufacturing” shall be construed accordingly;
“Manufacturer Group” means the Manufacturer together with its Affiliates;
“Manufacturer Intellectual Property” means any Intellectual Property Rights that are owned, developed or acquired by, or licenced (other than from the Customer Group) to, the Manufacturer Group prior to, on or after the Commencement Date, excluding, for the avoidance of doubt, the Acquired IP which after the effective date of the Acquisition are owned by Customer Group;
“Manufacturing Site” means the manufacturing site operated by the Manufacturer at Sydmarken 23, DK 2860 Søborg, Denmark, and any replacement manufacturing site pursuant to clause 2.7;
“Notified Body” means a conformity assessment body designated as a notified body in accordance with the European Union medical devices directive 93/42/EEC (or “EU MDD”), the European Union medical devices regulation 2017/745/EU (or “EU MDR”) and/or the United

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Kingdom Medical Devices Regulations 2002 or any subsequent regulation or laws amending, supplementing or replacing any of the foregoing;
“Official Product Recall Notice” has the meaning given in clause 17.1;
“Order” has the meaning given in clause 4.1;
“Price” means the price of the Products, as set out in, or calculated or determined in accordance with, Schedule 1 and clause 7;
“Product” means BUKITs or BU10s, as applicable, and any modification and/or variations of each agreed by the parties under this Agreement for use in the Field;
“Product IP” means the Acquired IP and the Licenced Intellectual Property;
“Quality Agreement” means the agreement allocating regulatory responsibilities and tasks in relation to the Products, to be entered into by the parties without undue delay after the Commencement Date, but no later than 15 Business Days after the Commencement Date, to be negotiated in good faith among the parties immediately after the Commencement Date, as amended from time to time;
“Receiving Party” means the party:
(a)    to whom, or to whose Affiliate, Confidential Information of the other party or its Affiliate is disclosed; or
(b)    which is so deemed in relation to particular Confidential Information;
“Regulator” means any relevant authority which regulates any aspect of the development, Manufacture, supply, promotion and/or use of the Product and/or which has competence for market surveillance in respect of the Product;
“Rest of World” means any jurisdiction in which the Products are investigated, Manufactured, placed on the market, promoted, supplied and/or used outside of the European Union (or “EU”), the United Kingdom (or “UK”) or the United States of America (or “USA”);
“SKU” means Stock Keeping Unit and shall comprise, in respect of Product, separable lines of Product by reference to their packaging, labeling, instruction for use or other contents (for example a BUKIT for the EU market will be a different SKU to a BUKIT for the US market, due to their different labeling and release requirements);
“Specifications” means the technical specifications for the required quality and characteristics of each Product as attached to this Agreement at Schedule 2;
“Steering Committee” has the meaning given in clause 11.1;
“Sub-contract” means any contract between the Manufacturer and a Third Party pursuant to which the Manufacturer agrees to source the performance of services or the supply of goods (or any of them) from that Third Party;
“Sub-contractor” means those persons with whom the Manufacturer enters into a Sub-contract including its or their employees, officers, sub-contractors or agents;
“Term” means the term of this Agreement, as set out in clause 21.1;
“Third Party” means any person other than the parties and their Affiliates;
“Third Party Claim” has the meaning given in clause 13.3;

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“UK Approved Body” has the meaning given to the term “approved body” in the United Kingdom Medical Devices Regulations 2002;
“UK Responsible Person” has the meaning(s) given to the term “UK Responsible Person” in the United Kingdom Medical Devices Regulations 2002;
“VAT” means value added tax or other sales tax chargeable under Applicable Laws; and
“Working Hours” means 8:00am to 4:00pm on a Business Day.
1.1    In this Agreement:
1.1.1    a reference to this Agreement includes its Schedules, appendices and annexes (if any);
1.1.2    a reference to a party includes that party’s personal representatives, successors and permitted assigns;
1.1.3    a reference to a ‘person’ includes a natural person, corporate or unincorporated body (in each case whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;
1.1.4    words in the singular include the plural and vice versa;
1.1.5    any words that follow ‘include’, ‘includes’, ‘including’, ‘in particular’ or any similar words and expressions shall be construed as illustrative only and shall not limit the sense of any word, phrase, term, definition or description preceding those words;
1.1.6    ‘writing’ or ‘written’ includes any method of reproducing words in a legible and non-transitory form, including email;
1.1.7    the table of contents, background section and any clause, Schedule or other headings in this Agreement are included for convenience only and shall have no effect on the interpretation of this Agreement;
1.1.8    a reference to legislation includes all subordinate legislation made from time to time under that legislation and is a reference to that legislation as amended, extended, re-enacted, incorporated, transposed, converted or consolidated from time to time;
1.1.9    a reference to a particular time shall be that time in the time zone applicable to the Manufacturing Site; and
1.1.10    a reference to any English action, remedy, method of judicial proceeding, court, official, legal document, legal status, legal doctrine, legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English equivalent in that jurisdiction.
2.    THE PARTIES’ OBLIGATIONS
2.1    Subject to clause 2.6, the Manufacturer shall Manufacture and supply to the Customer such quantities of the Product as ordered by the Customer in accordance with clause 4 using due care and skill and in accordance with:
2.1.1    the terms of this Agreement;
2.1.2    the Specifications;
2.1.3    the Quality Agreement; and
2.1.4    all Applicable Laws.

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2.2    The Manufacturer shall, in performing its obligations under this Agreement, comply with all Applicable Laws relevant to the Manufacture of the Product and the sale and supply of the Product under this Agreement.
2.3    Each party shall cooperate with the other party to enable the other party to carry out its obligations in accordance with this Agreement. In particular, the Customer shall provide such assistance, information or cooperation as the Manufacturer may reasonably request in connection with its regulatory obligations relating to this Agreement. The Manufacturer shall not be liable under this Agreement for any failure to perform its regulatory obligations to the extent such failure results from the acts or omissions of the Customer.
2.4    The Manufacturer agrees to Manufacture and supply the Product exclusively in the Field for the Customer and its Affiliates during the Term. The Customer agrees to procure all of its, and its Affiliates’, demand for Products exclusively from the Manufacturer during the Term, provided however, that this exclusivity shall terminate upon the exercising by Customer of the technology transfer option set forth in clause 22, but in no event prior to the date set forth in clause 22.1.3.
2.5    The Manufacturer shall be entitled to suspend the Manufacture and supply of the Product to the Customer if (a) the Customer becomes subject to any of the events listed in clause 21.2.3; (b) the Customer is in material breach of any of its obligations under this Agreement and that breach is capable of remedy but the Customer has failed to remedy that breach within [***] days after receiving written notice identifying the alleged material breach and requiring it to remedy that breach; or (c) the Customer fails to pay any amount due under this Agreement on the due date for payment and does not pay such amount within [***] days of a notice to the Customer in writing requesting it to do so, except to the extent such amount is disputed in good faith. The Manufacturer shall promptly resume the Manufacture and supply of the Product to the Customer once the relevant issue has been resolved to the Manufacturer’s reasonable satisfaction.
2.6    The Manufacturer shall obtain the Customer’s written consent (such consent not to be unreasonably withheld, delayed or conditioned) prior to:
2.6.1    changing the Manufacturing Site;
2.6.2    effecting any change that constitutes or requires a change to the Specifications; or
2.6.3    changing any part of the manufacturing process for the Products, including but not limited to substituting, changing the terms of or Specifications in relation to any Sub-contractors or suppliers.
2.7    Except as otherwise provided in this Agreement, in relation to any costs, expenses or similar amounts that may be payable in connection with this Agreement:
2.7.1    each party will bear its own internal costs in relation to its compliance with, and performance of, this Agreement; and
2.7.2    each party will bear any Third Party costs incurred in relation to matters for which that party is responsible under Schedule 4, including as set out in the funding provisions of such Schedule, or otherwise in this Agreement; provided that to the extent that one party assists the other party to perform that other party’s responsibilities and wishes to instruct a Third Party in connection with such assistance, the first party shall not instruct such Third Party without the prior written consent of the other party, which will not be unreasonably withheld, delayed or conditioned.

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3.    FORECASTS
3.1    The Customer shall provide to the Manufacturer rolling forecasts of the Customer’s volume requirements by SKU for the Product for at least a one year period starting 180 days after the date of the forecast (the “Forecast”). The Forecast shall include the Customer’s monthly volume requirements for the Product for the period of the Forecast. The first such Forecast shall be provided by the Customer to the Manufacturer within 10 Business Days of the Commencement Date (the “Initial Forecast”). For the period starting on the Commencement Date and ending 6 months thereafter (the “Initial Period”), a Forecast shall not be required and Manufacturer shall during the Initial Period have sufficient resources available to be able to Deliver up to [***] BUKITs to the Customer, including up to [***] BUKITs in each month of the Initial Period within [***] Business Days following an Order by Customer. The Manufacturer shall not be liable to deliver more than [***] BUKITs in the Initial Period.
3.2    The Customer shall update and provide the Forecast to the Manufacturer once every three months following the Initial Forecast during the Term. The Customer shall use its commercially reasonable endeavours to ensure that the Forecast is accurate, complete and a reasonable estimate of its anticipated requirements at the date of its preparation.
3.3    The Manufacturer shall notify the Customer in writing as soon as practicable following receipt of the Forecast if it anticipates that it shall not be able to meet the Customer’s Forecast requirements. In such circumstances the Customer may at its option agree to alternative dates of Delivery of the Products.
3.4    The parties agree that the Product volumes detailed in the first six-months of the Forecast shall constitute a firm Order by the Customer for such Product for the purposes of clause 4.1. The remaining period of the Forecast are estimates of the Customer’s future requirements for the Product and shall not comprise a binding commitment by the Customer to purchase such Product. The Manufacturer shall use its commercially reasonably endeavours to have available the capacities for Manufacturing the Products in the quantity as indicated by the Forecast.
3.5    In each updated Forecast, the Customer may change its volume requirements for the Product. The Manufacturer shall not be obliged to accept any changes to the Forecast that exceed a 25% change in volume for the relevant period from the previous Forecast. Subject to clause 4.6, the Manufacturer shall use commercially reasonable endeavours to accept Orders which exceed a 25% increase in the volume for the applicable period in the previous Forecast, but shall not be bound to supply such excess volumes.
4.    ORDERS
4.1    The Customer may place orders for the Product from time to time during the Term (each, an “Order”). The Customer will submit a firm Order every three months that will, subject to clause 4.3, be binding on both Customer and Manufacturer.
4.2    The Customer shall issue Orders either in writing or electronically (or by any other means agreed by the parties) to the Manufacturer at least 180 days in advance of the required Delivery date, except for the Initial Period, in which the Customer shall be entitled to issue Orders at any time with 20 Business Days in advance of the required Delivery date to the extent in accordance with the volumes set forth in Section 3.1. Each Order shall be treated as a separate offer by the Customer to purchase the Product on and subject to the terms and conditions of this Agreement.
4.3    The Manufacturer shall confirm each Order in writing or electronically (or by any other means agreed by the Parties) within 10 Business Days of receipt, provided however, that the

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Manufacturer may decline an Order within the same 10 Business Days period: (a) to the extent it relates to volumes of Product in excess of the volumes permitted under clause 3.5, and the Manufacturer can demonstrate that using reasonable endeavours it is unable to supply these incremental volumes and provided that Manufacturer complies with clause 4.5; or (b) to the extent it falls outside the maximum order quantities in clause 4.6; or (c) if the Manufacturer has suspended Manufacture and supply of the Product pursuant to clause 2.6.
4.4    Any Order may be amended or cancelled only by written agreement of both parties.
4.5    Where the volume of the Product to be delivered pursuant to an Order exceeds the preceding Forecast by more than 25%, the Manufacturer may suggest amendments to the timing or quantities for Delivery of the excess volumes of Product, in which case the parties shall use reasonable endeavours to agree such amendments, and in the event of such agreement, the Manufacturer shall promptly confirm to the Customer its acceptance of the exceeding portion of the Order, including the agreed quantity of the Product and the date for Delivery. For the avoidance of doubt, the Manufacturer shall not be entitled to decline an Order which is within a range of 25% (less or more) than the relevant preceding Forecast.
4.6    The Customer shall have no obligation to purchase any minimum quantities of Products during the Term. Manufacturer shall have no obligation to Manufacture or supply the Product, or use reasonable endeavours to do so (notwithstanding clause 3.5), in volumes that exceed the maximum order quantities set out below:

Contract Year	Maximum order quantity
Contract Year 1	[***] BUKITs (where for the purpose of this maximum, 2 BU10s shall be treated as equivalent to 1 BUKIT)
Contract Year 2	[***] BUKITs (where for the purpose of this maximum, 2 BU10s shall be treated as equivalent to 1 BUKIT)
Contract Year 3	[***] BUKITs (where for the purpose of this maximum, 2 BU10s shall be treated as equivalent to 1 BUKIT)
Contract Year 4 and each subsequent Contract Year	As agreed pursuant to clause 4.8
4.7    As Contract Year 1 will be less than a full calendar year, the maximum order quantity for Contract Year 1 will be reduced on a pro-rata basis.
4.8    For Contract Year 4 and each subsequent Contract Year, the parties shall discuss the maximum order quantity in the Steering Committee and shall use reasonable endeavours to agree to maximum order quantities within 30 days of a written request from either party to agree to such maximum order quantities; provided, however, that if the parties are unable to agree to such maximum order quantity, the maximum order quantity for Contract Year 4 shall be no lower than 120% of the maximum order quantity for Contract Year 3, with subsequent Contract Years following this model based on the Product quantities for the preceding Contract Year.
5.    DELIVERY
5.1    The Manufacturer shall Deliver the Product DAP (Incoterms 2020) to a location in the Netherlands designated by Customer in the relevant Order (or such other location agreed in

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writing by the parties) and shall promptly notify the Customer in writing that the Product has been delivered. The cost of shipping the Product to Customer’s designated location and the risk of loss during such shipment shall be the responsibility of Manufacturer.
5.2    The Manufacturer shall not be liable for any delay in delivering an Order to the extent that delay is due to the Customer’s failure to comply with its obligations under this Agreement.
6.    TITLE AND RISK IN THE PRODUCT
6.1    Risk in the Product shall pass to the Customer on Delivery.
6.2    Title to the Product shall pass to the Customer on Delivery.
6.3    If, at any time before title to the Product has passed to the Customer, the Customer has become subject to any of the events specified in clause 21.2.3, the Manufacturer may require the Customer at the Customer’s expense to return to the Manufacturer all Products for which the Customer has not yet paid the Manufacturer. If the Customer fails to do so within a reasonable period, the Manufacturer may enter any premises where the Products for which the Manufacturer has not yet been paid are stored and repossess them.
7.    PRICE
7.1    The Prices of the Product are set out in Schedule 1 as may be adjusted from time to time pursuant to this clause 7 and the Change Control Procedure in relation to Specification changes set out in clause 10.
7.2    The Prices are inclusive of the costs of packaging, shipping, and insurance, but exclude applicable taxes and duties.
7.3    The Prices are exclusive of VAT. The Customer shall pay such VAT upon presentation by the Manufacturer of a valid VAT invoice.
7.4    For Contract Year 4 and each subsequent Contract Year, the Prices shall be the Prices for the preceding Contract Year adjusted up or down in line with the Producer and Import Price Index for Commodities, as published by Statistics Denmark and notified by the Manufacturer to the Customer in writing in the first month of such Contract Year.
7.5    If the volume of Product Delivered to the Customer in Contract Year 4 or any subsequent Contract Year is in excess of the volumes set out in the table below for that Contract Year, the Manufacturer shall apply the corresponding volume discount to all volumes of Products Delivered to the Customer for such Product in the remainder of that Contract Year. Such discounts shall be calculated on the then-current Price and applied to the relevant invoice for the Product.

Product purchase volume	Discount
[***] BUKITs per Contract Year	[***]% discount on the Price of all BUKITs retroactive to the first unit ordered in such Contract Year
[***] BUKITs per Contract Year	[***]% discount on the Price of all BUKITs retroactive to the first unit ordered in such Contract Year

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[***] BUKITs per Contract Year	[***]% discount on the Price of all BUKITs retroactive to the first unit ordered in such Contract Year
8.    INVOICING AND PAYMENT
8.1    The Customer shall pay the applicable Prices for the Product supplied under this Agreement in accordance with this clause 8.
8.2    The Manufacturer shall invoice the Customer upon Delivery of the Product. Each invoice shall specify:
8.2.1    the Price in respect of the Product Delivered;
8.2.2    the quantity of the Product Delivered and the corresponding Order reference number;
8.2.3    the amount of VAT (if any) due in respect of the Product Delivered; and
8.2.4    any other amounts payable to the Manufacturer pursuant to this Agreement.
8.3    The Customer shall pay all amounts invoiced by the Manufacturer in Euros (€) within 45 days after the date of the invoice to the account nominated in writing by the Manufacturer.
8.4    The Manufacturer may charge interest at a rate of four per cent (4%) per annum above the base rate of the Bank of England from time to time on amounts not paid by the Customer in accordance with clause 8.3 until payment is received in full. The Customer shall pay any such accrued interest required by the Manufacturer pursuant to this clause 8.4 together with the overdue amount.
9.    QUALITY
9.1    The Manufacturer shall ensure that the Product supplied to the Customer pursuant to this Agreement at the date of Delivery:
9.1.1    conforms to the Specifications;
9.1.2    conforms to the requirements of the Quality Agreement; and
9.1.3    complies with all Applicable Laws that relate to the Products and the Manufacture of the Products.
9.2    The Customer shall inspect the Products without undue delay following Delivery with respect to any discrepancies in volume, transport damage or any non-conformity that can be identified through a visual, external inspection of the packaged Products Delivered. The Customer may reject any Product Delivered to it which does not meet the requirements of clause 9.1, provided that written notice of rejection is given to the Manufacturer no later than 5:00pm on the thirtieth day following the date of Delivery or, in the case of a Latent Defect, no later than 5:00pm on the tenth Business Day following the date of discovery of the Latent Defect. Such right to reject the Product shall cease to the extent:
9.2.1    the Customer uses the Product, or provides it to any Third Party for use, in any way after giving a notice of rejection;
9.2.2    the defect is due to the Manufacturer having followed the Customer’s instruction or Specifications; or

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9.2.3    the defect is due to repair, repackaging, alteration, misuse, neglect, damage in transit, storage conditions, or operating conditions caused after Delivery, or results from fair wear and tear.
9.3    If the Customer rejects the Product pursuant to clause 9.2, the Manufacturer shall, at Customer’s choice, repair or replace the Product or repay the price for the rejected Product in full upon return of such Product to Manufacturer. Any available remedies under this Agreement or Applicable Laws shall remain unaffected. If the Customer fails to reject defective Product within the time allowed by clause 9.2 it shall be deemed to have accepted the Product.
9.4    If the Manufacturer disagrees that any Product is defective, or considers that the defect has arisen as a result of any of the matters set out in clause 9.2, either party may require that the alleged defective Product be delivered to an independent testing laboratory (the identity of which shall be agreed by the parties or, in the absence of agreement, as determined by the Chief Executive of the Association of British HealthTech Industries) for evaluation. Except in case of manifest error, the decision of the laboratory as to whether the Product is defective, and the cause of the defect, shall be final and binding on the parties. If the laboratory determines that the Product is defective for reasons not attributable to the acts or omissions of the Customer, the Manufacturer shall pay the laboratory's fees, but otherwise the Customer shall pay the laboratory's fees and shall accept the allegedly defective batch.
9.5    This clause 9 shall not affect the parties’ obligations in relation to Product complaints and vigilance, which shall be covered in Schedule 4.
10.    CHANGES TO SPECIFICATIONS OR PACKAGING
10.1    Each party shall notify the other party in writing of any changes it requires to the Specifications. The receiving party shall be entitled, acting reasonably, to reject any request to change the Specifications except that it shall not reject a request to change where the change is required by Applicable Laws or a Government Entity.
10.2    All changes to the Specifications, and the basis on which the Manufacturer is to be compensated for its costs of implementing the change, shall be agreed in writing between the parties and implemented in accordance with the Change Control Procedure.
10.3    Without prejudice to the general provisions above, if either party wishes to vary the Product packaging, it shall give written notice to the other party stating fully and accurately the details of the variation (the “Packaging Change”) it requires and the reason for such request.
10.4    The Manufacturer shall within 20 Business Days of receipt of the relevant request from the Customer for a Packaging Change, or at the same time as its request for a Packaging Change, give notice to the Customer stating whether it considers that such Packaging Change will result in, and giving details of, any increases in the lead time for Delivery of the Product and in the Price. The parties shall agree to any variation in the Price or lead times. If the parties do not agree to such variation in writing within three months following the Manufacturer’s receipt of notice under clause 10.3, the parties may resolve the issue under clause 37.
11.    STEERING COMMITTEE
11.1    In order to monitor the performance of the parties under this Agreement and areas for improvement, the parties shall establish a steering committee (the “Steering Committee”).
11.2    The Steering Committee shall comprise up to three representatives of each party and a Steering Committee meeting shall be deemed quorate if one member from each party is present. Each

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member of the Steering Committee may appoint and notify the other members of an alternate in case he or she is unavailable.
11.3    Each member shall have sufficient seniority, technical expertise and familiarity with the subject matter of this Agreement and be able to contribute to the Steering Committee on behalf of their party. Each party may appoint new members by providing written notice to the other party of the names and contact details of such new members and shall have the right to remove any members they have appointed.
11.4    Each Steering Committee meeting may be held in person (if reasonable to do so), or by telephone or by video conference. The parties will produce and circulate to all Steering Committee members minutes of each meeting.
11.5    The Steering Committee shall use reasonable endeavours to meet within 30 days of the Commencement Date and after that at least once every quarter (or more frequently if the parties agree (acting reasonably) that more frequent meetings are necessary) during the Term.
11.6    Decisions of the Steering Committee shall be taken by way of consensus, with each party having one vote. In the event of deadlock, the party making the proposal under consideration shall, within 10 days, submit a revised proposal to the Steering Committee. Within 5 Business Days of the revised proposal being submitted, the Steering Committee shall meet and take a decision on the revised proposal. If that does not resolve the deadlock, either party may refer the matter for resolution pursuant to clause 37.
12.    INTELLECTUAL PROPERTY RIGHTS
12.1    Except as expressly set out in this clause 12, no Intellectual Property Rights of either party are transferred or licenced as a result of this Agreement. The Manufacturer Intellectual Property is and shall remain the exclusive property of the Manufacturer (or, where applicable, the Third Party licensor from whom the Manufacturer derives the right to use them), and the Customer Intellectual Property, including the Acquired IP, is and shall remain the exclusive property of the Customer (or, where applicable, the Third Party licensor from whom the Customer derives the right to use them).
12.2    The Customer will own all Improvements, and all Intellectual Property Rights in all Improvements, that are invented, developed and/or created solely by the Customer (the “Customer Improvements”). The Manufacturer will own all Improvements, and all Intellectual Property Rights in all Improvements, that are invented, developed and/or created solely by the Manufacturer (the “Manufacturer Improvements”). The Customer and the Manufacturer will jointly own all Improvements, and all Intellectual Property Rights in all Improvements, that are invented, developed and/or created jointly by the Customer and the Manufacturer (the “Joint Improvements”).
12.3    The Manufacturer agrees that it will execute any and all documents deemed necessary by the Customer and will otherwise cooperate with the Customer to perfect its Intellectual Property Rights in the Customer Improvements and Joint Improvements, including without limitation, by providing reasonable assistance to the Customer (at the Customer’s cost) in the preparation and prosecution of patent applications, and by executing any necessary assignments of patents and other Intellectual Property Rights to the Customer. The Customer agrees that it will execute any and all documents deemed necessary by the Manufacturer and will otherwise cooperate with the Manufacturer to perfect its Intellectual Property Rights in the Manufacturer Improvements and Joint Improvements, including without limitation, by providing reasonable assistance to the

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Manufacturer (at the Manufacturer’s cost) in the preparation and prosecution of patent applications, and by executing any necessary assignments of patents and other Intellectual Property Rights to the Manufacturer.
12.4    The Manufacturer hereby grants to the Customer a perpetual, irrevocable, limited, exclusive, royalty-free, fully paid-up, transferrable licence to use the Manufacturer Improvements and Joint Improvements solely in the Field. For the avoidance of doubt, the Customer shall not be licenced, and shall not have the right, to use any of the Manufacturer Improvements or Joint Improvements outside the Field for any purpose or for any reason. The Customer may grant sublicences through multiple tiers under the licence granted in this clause 12.4 without the prior written consent of the Manufacturer, subject to such sublicences (i) not purporting to grant any right under such Manufacturer Improvements or Joint Improvements that is broader than the rights granted in this clause 12.4 and (ii) containing restrictions on the sublicensee no less onerous than those set out in this Agreement. The Customer shall ensure that each sublicensee fully complies with the terms of its sublicence, and Customer shall be fully responsible, and shall bear all liability for, any sublicensee’s failure to do so.
12.5    The Customer hereby grants to the Manufacturer a perpetual, irrevocable, limited, exclusive, royalty-free, fully paid-up, transferrable licence to use the Customer Improvements and Joint Improvements solely outside the Field. For the avoidance of doubt, and except as provided in clause 12.6 below, the Manufacturer shall not be licenced, and shall not have the right, to use any of the Customer Improvements or Joint Improvements in the Field for any purpose or for any reason. The Manufacturer may grant sublicences through multiple tiers under the licence granted in this clause 12.5 without the prior written consent of the Customer, subject to such sublicences (i) not purporting to grant any right under such Customer Improvements or Joint Improvements that is broader than the rights granted in this clause 12.5 and (ii) containing restrictions on the sublicensee no less onerous than those set out in this Agreement. The Manufacturer shall ensure that each sublicensee fully complies with the terms of its sublicence, and Manufacturer shall be fully responsible, and shall bear all liability for, any sublicensee’s failure to do so.
12.6    The Customer hereby grants (and shall procure that each of its Affiliates grants) to the Manufacturer and its Affiliates, for the sole purposes of, and to the extent necessary to, Manufacture the Product for the Customer and otherwise perform its obligations and exercise its rights under this Agreement a limited, non-exclusive, royalty-free, fully paid-up licence (including the right to grant sub-licences in multiple tiers to Sub-contractors) to use the Product IP, Customer Improvements and other Customer Intellectual Property relating to the Product or its Manufacture during the Term. For the avoidance of doubt, except as expressly provided herein or any other agreement with the Customer or the Customer Group, the Manufacturer shall not be licenced to use any of the Product IP, Customer Improvements or other Customer Intellectual Property to Manufacture the Products in the Field for any person or entity other than the Customer or the Customer Group.
12.7    The Parties recognize that the Manufacturer and Chempilots A/S have entered into a Master Development Service Agreement effective as of 2 February 2021, and amended on 11 February 2021, and agree that the Manufacturer shall not, except with the prior written consent of Customer, provide written consent or a waiver of provision 5.1.2 of such Master Development Service Agreement in relation to any product within the Field, or do or undertake to do any other action which may have a similar effect.

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13.    INDEMNITY
13.1    To the fullest extent permitted by Applicable Law, the Customer shall indemnify, hold harmless and keep the Manufacturer and its Affiliates held harmless from and against any Losses incurred by the Manufacturer and its Affiliates as a result of or in connection with any Enforcement against Manufacturer, action, demand or claim that:
13.1.1    results from Product claims, information or activities that are in violation of Applicable Laws relating to any of:
(a)    the marketing or promotion of the Product after the Commencement Date;
(b)    the training developed or modified after the Commencement Date (or where Customer has failed after the Commencement Date to update such training to reflect changes to Applicable Laws after the Commencement Date) for and delivered to healthcare professionals in relation to the Product;
(c)    information developed or modified after the Commencement Date (or where Customer has failed after the Commencement Date to update such information to reflect changes to Applicable Laws after the Commencement Date) and released for patients concerning the Product, except to the extent that any of the above arise from negligence or wilful misconduct of the Manufacturer or was caused prior to the Commencement Date; or
13.1.2    the Manufacturer has failed to comply with any of its regulatory responsibilities relating to the Product, to the extent this is due to the acts, default or omissions of the Customer or to Manufacturer’s reliance on information provided to it by Customer.
13.2    To the fullest extent permitted by Applicable Law, the Manufacturer shall indemnify, hold harmless and keep the Customer and its Affiliates held harmless from and against any Losses incurred by the Customer and its Affiliates as a result of or in connection with any Enforcement against Customer, action, demand or claim that:
13.2.1    relates to a Product supplied by the Manufacturer, to the extent such Product did not comply with the Specification at the time such Product was supplied to the Customer and such non-compliance could not have been identified by the Customer upon reasonable inspection;
13.2.2    arises from a breach by Manufacturer of the warranties in clause 14.1 of this Agreement;
13.2.3    the Customer has failed to comply with any of its regulatory responsibilities relating to the Product, where this is due to the acts, default or omissions of the Manufacturer or to Customer’s reliance on information provided to it by the Manufacturer.
13.3    If any claim covered by clauses 13.1 or 13.2 is made or is reasonably likely to be made against the applicable indemnified party or any of its Affiliates (the “Indemnitees”), the other party (the “Indemnifying Party”) shall:
13.3.1    as soon as reasonably practicable after the applicable Indemnitee receives notice of any Third Party claim qualifying for an indemnity (“Third Party Claim”), give written notice to the Indemnifying Party specifying reasonable details of the Third Party Claim and permit the Indemnifying Party to assume the conduct, defence and settlement of the Third Party Claim (provided that the Indemnifying Party shall not agree to any settlement that includes any sort of injunction or other non-monetary remedy being

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granted against any of the Indemnitees without the prior written consent of the relevant Indemnitee, such consent not to be unreasonably withheld, delayed or conditioned);
13.3.2    provide to the Indemnifying Party reasonable assistance relating to any Third Party Claim at the Indemnifying Party’s request and cost; and
13.3.3    not make any admissions or agreements in relation to any Third Party Claim without the Indemnifying Party’s prior written consent.
13.4    If any indemnity payment under clauses 13.1 or 13.2 is subject, in the Indemnitee’s hands, to any applicable taxes, the amount required to be paid by the Indemnifying Party shall be increased so as to ensure that the Indemnitee receives (after any applicable taxes have been paid) the same amount as it would have received had no such taxes been levied.
14.    WARRANTIES
14.1    The Manufacturer warrants that:
14.1.1    the Product shall:
(a)    subject to the Customer complying with its obligations in accordance with clause 16, be Manufactured in accordance with Applicable Laws that relate to the Manufacture of the Product; and
(b)    on Delivery comply with the Specifications; and
14.1.2    it has full capacity and authority to enter into this Agreement and to perform its obligations under this Agreement;
14.1.3    it has as of the Commencement Date and will maintain in full force and effect for the duration of this Agreement all necessary permits, licences, approvals and authorisations required under Applicable Laws to enable the Manufacturer to Manufacture and supply the Product in accordance with this Agreement;
14.1.4    as of the Commencement Date, the Intellectual Property Rights subsisting in the Manufacturer’s manufacturing processes or methods employed or to be employed at any facility used to Manufacture Products, are owned by the Manufacturer or the Manufacturer is otherwise entitled to use them for the purposes of this Agreement;
14.1.5    the facilities and all equipment, tooling and molds utilized in the Manufacture, storage and supply of Product hereunder by the Manufacturer shall, during the Term of this Agreement, be maintained in good operating condition;
14.1.6    the Manufacturer has and will maintain for the Term of the Agreement the skilled personnel and equipment to supply the Product in accordance with the respective Orders and this Agreement;
14.1.7    subject to clause 6.2, unencumbered title to Product will be conveyed to Customer upon Delivery; and
14.1.8    the Manufacturer will not make available the Customer Intellectual Property, the Customer Improvements or the Product IP to any Third Party in the Field, or for use in the Field, without Customer’s prior written consent, except to the extent in accordance with this Agreement, the Cross-Licence Agreement or any other agreement entered into between Manufacturer and the Customer.

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14.2    Save as set out expressly in this Agreement, all warranties, conditions and other terms, including the terms implied by sections 13 to 15 of the Sale of Goods Act 1979, are to the fullest extent permitted by law excluded from this Agreement.
14.3    The Customer warrants and represents that it has full capacity and authority to enter into this Agreement.
15.    LIMITATION OF LIABILITY
15.1    The entire liability of the parties to each other (including liability for the acts or omissions of their respective employees, agents and Sub-contractors) under or in connection with this Agreement (regardless of whether such liability arises in tort, contract or in any other way and whether or not caused by negligence or misrepresentation) shall be as set out in this clause 15.
15.2    Neither party limits nor excludes its liability for:
15.2.1    death or personal injury caused by its negligence;
15.2.2    fraud or fraudulent misrepresentation; or
15.2.3    any other liability that cannot be excluded under Applicable Laws.
15.3    Subject to clause 15.2, for any Losses caused in the first three (3) Contract Years, either Party’s total aggregate liability in respect of all Losses, whether arising from contract, tort (including negligence) or otherwise under or in connection with this Agreement shall in no event exceed the greater of the aggregate Price paid by the Customer to the Manufacturer for all Products supplied under this Agreement or EUR 5,000,000. For any Losses caused as from the beginning of Contract Year four (4), subject to clause 15.2, either Party’s total aggregate liability in respect of all Losses, whether arising from contract, tort (including negligence) or otherwise under or in connection with this Agreement shall in no event exceed the aggregate Price paid by the Customer to the Manufacturer for all Products supplied under this Agreement in the preceding three (3) years.
15.4    Subject to clause 15.2, neither party shall be liable to the other party for:
15.4.1    any breach of this Agreement or the Quality Agreement by the first party to the extent due to the (a) acts, default or omissions of the other party or (b) first party’s reliance on information provided to it by the other party, whether pursuant to this Agreement or otherwise;
15.4.2    any indirect, special or consequential loss or damage;
15.4.3    loss of profit;
15.4.4    loss of or corruption to data;
15.4.5    loss of use;
15.4.6    loss of production;
15.4.7    loss of contract;
15.4.8    loss of opportunity;
15.4.9    loss of savings, discount or rebate (whether actual or anticipated); or
15.4.10    harm to reputation or loss of goodwill.

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16.    REGULATORY COMPLIANCE
16.1    Each party shall comply with its regulatory responsibilities set out in Schedule 4.
16.2    The Customer shall give reasonable advance notification to the Manufacturer during the Term of any proposed change to Applicable Laws which may impact the Products and/or constitute or require a change to Specifications. The parties shall agree on any required change to the Manufacture and/or the Specifications as required by clause 10.
16.3    The Customer shall promptly send copies of any documents received from the Regulator related to the Product to the Manufacturer as soon as reasonably possible. The parties shall work together to agree on any necessary changes notified to the Customer by the Manufacturer in accordance with clause 16.2 in accordance with the Change Control Procedure including changes to the Price necessary to compensate the Manufacturer for the increased costs and expenses incurred in connection with the change.
16.4    The Manufacturer shall (at the Manufacturer’s cost and expense):
16.4.1    permit and handle inspections of the Manufacturing Site as may be requested by any Regulator, Notified Body, UK Approved Body or other certification body;
16.4.2    if any such inspections are required by any Regulatory, Notified Body, UK Approved Body or other certification body and Customer receives the first notice of such inspection, the Manufacturer shall notify the Customer a reasonable time in advance of any such inspection and notify the Customer in writing of the findings of such inspections.
16.5    The Manufacturer shall (at the Manufacturer’s cost and expense) respond to any questions of a regulatory nature relating to the Product or its Manufacture raised by any Regulator, Notified Body, UK Approved Body or other certification body.
16.6    The parties agree to cooperate with respect to data from clinical trials, other clinical data, including safety reporting, obtained by either party in relation in the Field or outside the Field and discuss and negotiate in good faith on a case-by-case how the respective other party may participate in such data, including the obtaining of and any licenses to such data, subject to regulatory compliance and the Applicable Laws in each individual case. The parties agree to cooperate and share data relating to the safety of the Product and each party grants the other party a limited, non-exclusive, irrevocable, fully paid-up licence under such data controlled by it, solely to the extent necessary for the other party to comply with its regulatory obligations relating to its products in the Field (in the case of the Customer’s products) or outside the Field (in the case of the Manufacturer’s products). Nothing in this clause shall oblige either party to share data where doing so would breach any Applicable Laws.
16.7    The parties undertake to enter into a Quality Agreement without undue delay after the Commencement Date, but no later than 15 Business Days after the Commencement Date, to be negotiated and agreed in good faith among the parties immediately after the Commencement Date.
17.    PRODUCT RECALLS
17.1    In the event that either the Customer or the Manufacturer receives a court order or other notice from a Governmental Entity to withdraw, recall or take any other preventive or corrective action in connection with a Product in the market (“Official Product Recall Notice”), that party shall notify the other party immediately and shall enclose a copy of such Official Product Recall Notice.

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17.2    The Manufacturer shall have in place and agreed with Customer within 3 months after the Commencement Date SOPs for Product recalls. Subject to the requirements of Schedule 4 section 13 the Customer shall undertake, implement or facilitate any Product recall, withdrawal or preventive or corrective action as expressly required by the Official Product Recall Notice. The Customer is responsible for authorizing and initiating a Product recall, unless to the extent required by an Official Recall Notice. In the event of a recall (other than due to an Official Product Recall Notice), the Customer shall notify the Manufacturer which Product, batch and/or lot is affected. The Manufacturer shall promptly follow its SOPs for such Product recalls. The Manufacturer shall provide and maintain emergency contacts and phone numbers to enable the Customer to contact the Manufacturer at any time on any day. Customer shall bear responsibility to manage and coordinate any recall or corrective actions with the Manufacturer’s full support. The Manufacturer shall be responsible for the costs of any Recall to the extent it arises from the Manufacturer’s breach of its obligations under this Agreement or breach of warranties in this Agreement.
18.    CONFIDENTIAL INFORMATION
18.1    General obligations
At all times during the Term and for a period of five years thereafter, each party (“Receiving Party” ) shall, and shall cause its officers, directors, employees, agents, and Affiliates to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose any Confidential Information of the other party (“Disclosing Party” ), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.
18.2    Permitted disclosures
Each party may disclose Confidential Information to the extent that such disclosure is:
18.2.1    made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given to the Disclosing Party (unless legally prohibited from doing so) a reasonable opportunity to challenge the order or obtain a protective order limiting disclosure and use of the Confidential Information and documents that are the subject of the order; and provided further that if the order is not dismissed or a protective order is not obtained, the Confidential Information disclosed in response to the order shall be limited to the information that is legally required to be disclosed in response to the order; or
18.2.2    otherwise required by law; provided that the Receiving Party shall (i) provide the Disclosing Party (unless legally prohibited from doing so) with reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (iii) use all reasonable endeavours to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment.
18.3    Exclusions
Confidential Information shall not include any information that:
18.3.1    is or becomes part of the public domain or generally known to the public through no wrongful act or fault of the Receiving Party;

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18.3.2    can be demonstrated by written evidence to have been in the Receiving Party’s or its Affiliate’s possession prior to disclosure by the Disclosing Party;
18.3.3    is subsequently received by the Receiving Party or its Affiliate from a Third Party who is not bound by any obligation of confidentiality with respect to that information;
18.3.4    is generally made available to Third Parties by the Disclosing Party without restriction on disclosure or use; or
18.3.5    is independently developed by or for the Receiving Party or its Affiliate without reference to the Confidential Information.
18.4    Where Confidential Information consists of a combination of individual elements or the principle of combining those individual elements, which combination or principle is not part of the public domain and is not in the possession of the Receiving Party, that Confidential Information shall not be treated as being part of the public domain or in the possession of the Receiving Party merely because one or more of the individual elements is part of the public domain or in the possession of the Receiving Party.
18.5    Use of name
Neither party shall mention or otherwise use any name, trade mark or trade name of the other party or its Affiliates or Sublicensees in any publication, press release, promotional material or other form of publicity without the prior written consent of the other party.
19.    FORCE MAJEURE EVENT
19.1    A party shall not be liable if delayed, hindered or prevented from performing its obligations under this Agreement due to a Force Majeure Event, provided that it:
19.1.1    promptly notifies the other of the Force Majeure Event and its expected duration; and
19.1.2    uses reasonable endeavours to minimise the effects of that event.
19.2    If, due to a Force Majeure Event, a party is delayed in or prevented from performing its obligations under this Agreement for a continuous period of more than six months, the other party may terminate this Agreement on not less than four weeks’ written notice.
19.3    If one Party’s performance of its obligation is hindered, delayed or prevented due to an Force Majeure Event, the other Party’s corresponding obligations shall be equally suspended.
20.    AUDITS
20.1    The Customer shall have the right, upon not less than 30 Business Days’ prior notice, at its own cost and expense, to conduct an audit during Working Hours (and no more than once in any period of 12 months), of the Manufacturing Site and the Manufacturer’s quality and environmental, health and safety procedures and systems to ensure such procedures and systems are those reasonably required for the Manufacturer to Manufacture the Product in accordance with this Agreement.
20.2    The Manufacturer shall have the right, upon not less than 30 Business Days’ prior notice, at its own cost and expense, to conduct an audit during Working Hours (and no more than once in any period of 12 months), of the Customer’s post-market surveillance system and procedures and its compliance with the Quality Agreement to ensure such procedures and systems are those reasonably required for the Customer to carry out appropriate post-market surveillance in relation to the Product in accordance with this Agreement.

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21.    TERM AND TERMINATION
21.1    This Agreement shall continue from the Commencement Date for eight Contract Years, after which time it may be renewed by mutual written agreement of the parties (“Term”) unless terminated earlier:
21.1.1    by the Customer for convenience on not less than six months’ prior written notice to the Manufacturer; or
21.1.2    in accordance with clause 19.2 or 21.2.
21.2    Either party may, without prejudice to its other rights and remedies, by notice in writing to the other party immediately terminate this Agreement if that other party:
21.2.1    is in material breach of any of its obligations under this Agreement and that breach is not capable of remedy;
21.2.2    is in material breach of any of its obligations under this Agreement and that breach is capable of remedy but the party in breach has failed to remedy that breach within 90 days after receiving written notice identifying the alleged breach and requiring it to remedy that breach; or
21.2.3    is unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) or becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution (otherwise than for the purposes of a solvent amalgamation or reconstruction) or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of its assets, or any analogous event occurs in any applicable jurisdiction.
22.    TECHNOLOGY TRANSFER OPTION
22.1    Subject to clause 22.1.3, at any time after Commencement Date but before the end of the Term, the Customer may exercise, by giving notice in writing to the Manufacturer, a technology transfer option, pursuant to which the Manufacturer will transfer and assist the Customer in the transfer of all Manufacturing Know-how owned by the Manufacturer and necessary to enable the Customer to Manufacture the Product for use in the Field itself or have it Manufactured by a Third Party, subject to the Customer:
22.1.1    [***];
22.1.2    Accepting the transfer of all regulatory responsibilities (including the CE mark and other similar registrations) associated with the Product with effect from the date of the exercise of the option under clause 22.1, or as soon afterwards as is possible. The Customer and the Manufacturer shall cooperate in good faith and use commercially reasonable best efforts to enable such transfer, including signing documents, providing information and liaising with Governmental Entities as requested by the Manufacturer; and
22.1.3    Not exercising the technology transfer option before June 30, 2022.
Notwithstanding the foregoing provisions of this clause 22.1, and at the cost of the Customer as set out in clause 22.1.1, Manufacturer agrees to provide Customer with the Know-how needed for Customer to Manufacture Product with effect from Commencement Date, except to the extent

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that providing such Know-how would require a significant investment of time from Manufacturer. For avoidance of doubt, this Know-how will include but not be limited to: (a) design history files, drawings, copies of technical reports and other documentation related to the Manufacturing process, standard operating procedures, regulatory filings, complaints, work instructions, any recovery steps established, process validation, product identity assays, in-process-control assays, formulas, and manufacturing settings relating to the Manufacturing process for the Products, and (b) allowing Customer or a Third Party designated by Customer to have access to the Manufacturing Site and observe Product Manufacturing in progress. Manufacturer will have provided the documentation identified in this paragraph within thirty (45) days of the Commencement Date and will have granted access to the Manufacturing Site within ninety (90) days of the Commencement Date.
22.2    Upon exercise of the technology transfer option and subject to the provisions of this clause 22, Manufacturer shall:
22.2.1    promptly transfer to Customer and/or a Third Party designated by Customer, in a format and medium reasonably requested by Customer, all data and information necessary to transfer the Manufacturing process, as further developed by Manufacturer (e.g. in-process control assays, standard operating procedures, etc.), to the extent not already provided to Customer pursuant to clause 22.1, and
22.2.2    (i) promptly furnish to Customer and/or a Third Party designated by Customer all reasonable assistance and personnel and answer all questions regarding the transfer of the Manufacturing process (including, but not limited to, regular check-in meetings, initial in-person training for Customer’s personnel at the Manufacturing Site concerning the use and operation of the manufacturing process, additional in-person training at Customer’s chosen manufacturing site, etc.), and (ii) continue to provide such assistance to Customer for a period of six (6) months after the commencement of the transfer; in each case, in order to allow Customer or a Third Party designated by Customer to replicate and implement the Manufacturing process and to take over the Manufacturing of the Product. Without limiting the foregoing, Manufacturer will provide Customer and/or a Third Party designated by Customer with all technical reports and all other documents that are relevant for the Manufacture of the Product using the Manufacturing process as performed by Manufacturer at such time (including, but not limited to, any recovery steps established, process validation, product identity assays, in-process control assays, relevant standard operating procedures, etc.), to the extent not already provided to Customer pursuant to clause 22.1, and
22.2.3    provided Customer gives Manufacturer at least ten (10) Business Days’ notice, (i) allow Customer to access, review and copy all records in Manufacturer’s possession, custody or control that relate to the Manufacture of the Products and (ii) cooperate in good faith with Customer to determine a mutually agreeable process to access, review and copy such records, and
22.2.4    provided Customer gives Manufacturer at least twenty (20) business days’ notice, (i) allow Customer to visit the Manufacturing Site to view and inspect the equipment used to Manufacture the Products and participate in test Product Manufacturing runs with Manufacturer’s personnel, and (ii) cooperate in good faith with Customer to determine a mutually agreeable schedule and agenda for such visit, and
22.2.5    transfer any and all documentation and Know-how necessary to assume regulatory responsibility for the Products and the Manufacture of the Products and/or to transfer

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regulatory responsibility and obligations, including (but not limited to) regulatory processes, certifications, SOPs and/or Product related regulatory approvals or permits.
The Parties shall agree in good faith on a schedule and plan for effecting the technology transfer. Any transfers of data, information or Know-how under this clause to a Third Party will be subject to such Third Party first entering into a customary written agreement with the Manufacturer to ensure the confidential treatment of such data, information or Know-how and limit its use to the Field, to the extent required for Manufacturer to protect any owned trade secrets or Intellectual Property Rights.
22.3    Following the transfer of manufacturing Know-how to the Customer or its chosen Third Party supplier under this clause 22 and Customer’s assumption of all related regulatory responsibilities in a relevant jurisdiction for the Product, the Manufacturer shall have no further regulatory or product liability in relation to the Product in that jurisdiction, save for Product Manufactured by Manufacturer. For the avoidance of doubt, Manufacturer shall remain responsible for all Products it has Manufactured and Delivered to Customer.
22.4    Following the completion of the technology transfer option to the Customer or its chosen Third Party supplier under this clause 22 Manufacturer shall not make available to any Third Party any Know-how related to the Manufacturing of the Product in the Field, except as may be required under this Agreement. To the extent that Manufacturer makes available to a Third Party the Know-how relating to the Manufacturing of any products outside the Field, Manufacturer shall procure that such third party is contractually obliged not to use the Know-how for the Manufacturing of any product in the Field.
22.5    The technology transfer referred to in this clause shall be restricted to Customer’s rights to manufacture Product for use within the Field. Customer shall only use such technology and Know-how to manufacture the Product for use in the Field. This restriction shall survive expiry or termination of this Agreement for any reason.
22.6    The Parties acknowledge and agree that the technology transfer right provided in this clause 22 form a material part of this Agreement and is considered by Customer a consideration to enter into this Agreement. Under the technology transfer as set forth in this clause 22, the Manufacturer shall transfer to the Customer Know-how and technology which is material to the Customer. Subject to the technology transfer option being exercised by Customer, the Manufacturer hereby undertakes during the Term and for a period of ten (10) years thereafter, that the Manufacturer will not Manufacture for itself, for the Manufacturer Group or for any Third Party, (i) any Product in the Field, or (ii) any other product in the Field which includes or incorporates any polyacrylamide hydrogel that is proprietary to the Customer or its Affiliates.
23.    CONSEQUENCES OF EXPIRY OR TERMINATION
23.1    Upon expiry or termination of this Agreement for any reason:
23.1.1    the Manufacturer shall notify the Customer of and may at its option require the Customer to purchase all stock of the Product and work in progress and raw materials specific to the Manufacture of Product reasonably held by the Manufacturer (considering in particular Customer’s Forecasts) at the date of termination of this Agreement. The Customer shall pay the Manufacturer the Price for such Product and in the case of work in progress and raw materials, the landed cost of such items, not later than 45 days following the date of termination of the Agreement and the Delivery of such Product, work in progress and raw materials.

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23.1.2    for the avoidance of doubt, the terms of this Agreement shall apply to any Product completed and/or Delivered pursuant to this Agreement and clause 23.1.1;
23.1.3    each party shall return to the other party (or, at the other party’s option, destroy) all equipment, materials, Confidential Information and property belonging to the other party that the other party has supplied to it in connection with this Agreement;
23.1.4    except to the extent necessary to comply with clause 23.1.1 and with the exception of the licences granted under clauses 12.4 and 12.5, any licences granted by either party to the other in respect of Intellectual Property Rights shall automatically terminate;
23.1.5    at any time after (i) completion of the Term or (ii) earlier termination in accordance with clause 21, and subject to the Manufacturer having offered to Customer to assume against reasonable remuneration the following rights and positions, the Manufacturer may discontinue, surrender or abandon the CE mark (or any equivalent Product registration) relating to the Product, and the Customer shall continue to carry out its post-market surveillance and other obligations relating to the Product after such discontinuance, surrender or abandonment in accordance with sections 11 through 15 of Schedule 4 of this Agreement, provided, however that the Customer may, except in the event of a termination due to a material breach by the Customer, request to be transferred any and all documentation, correspondence with Notified Bodies or other certification bodies or authorities held by the Manufacturer regarding the Product; and
23.1.6    the Customer shall, at any time following expiry or termination, without delay forward to the Manufacturer any complaints received by the Customer or its Affiliates, correspondence from Governmental Entities received by the Customer or its Affiliates or other information requested by the Manufacturer, in each case in relation to any Product which has been CE marked by the Manufacturer or carries an equivalent mark from the Manufacturer.
24.    SURVIVAL
Provisions of this Agreement which are expressed to survive its expiration or termination, or from the nature or context of which it is contemplated that they are to survive, shall remain in full force and effect notwithstanding such expiry or termination.
25.    NOTICES
25.1    Notices under this Agreement shall be in writing and sent to a party’s address as set out on the first page of this Agreement (or to the email address set out below). Notices may be given, and shall be deemed received:
25.1.1    by airmail: 5 Business Days after posting;
25.1.2    by hand: on delivery; and
25.1.3    by email to[***] in the case of the Manufacturer and by email to [***], with a copy to [***] in the case of the Customer: on delivery, subject to clause 25.3 and provided the email is sent between 9am and 5pm in Denmark (for a notice to Manufactuer) or in California, US (for a notice to Customer) on a Business Day.
25.2    This clause does not apply to notices given in legal proceedings or arbitration.

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25.3    A notice given under this Agreement by email is not validly served if (i) an out-of-office or other automatic “undelivered message” reply is received and (ii) it is not followed by a hard copy sent by airmail or courier in accordance with this clause.
26.    NO PARTNERSHIP OR AGENCY
Nothing in this Agreement constitutes, or shall be deemed to constitute, a partnership between the parties nor make any party the agent of another party.
27.    ASSIGNMENT AND SUB-CONTRACTING
27.1    Subject to clauses 27.2 and 27.3, neither Party shall assign, transfer, mortgage, charge or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.
27.2    The Customer may assign or transfer all of its rights under this Agreement to an Affiliate or to any person to which it transfers all or substantially all of the Product IP, provided that the assignee undertakes in writing to Manufacturer to be bound by Customer’s obligations under this Agreement.
27.3    The Customer or its parent company(ies) may, without having given prior written notice to the Manufacturer, sell or transfer all or substantially all of its business or assets to a third party.
27.4    The Manufacturer may perform any of its obligations and exercise any of its rights granted under this Agreement through any Affiliate or Sub-contractor only with the Customer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. The Manufacturer acknowledges and agrees that any act or omission of its Affiliates or Sub-contractors in relation to the Manufacturer’s rights or obligations under this Agreement shall be deemed to be an act or omission of the Manufacturer itself.
28.    THIRD PARTY RIGHTS
Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the provisions of this Agreement.
29.    COMPLIANCE WITH LAW
The parties shall each comply with all Applicable Laws, provided that a party shall not be liable for any breach of this clause 29 to the extent that such breach is directly caused or contributed to by the other party or any of its officers, directors, members or partners, and any of its employees, consultants, agents, representatives or professional advisers.
30.    ENTIRE AGREEMENT
30.1    This Agreement, together with the Acquisition, the IP Assignment Agreement, the Cross-License Agreement, the Know-How License Agreement and the Quality Agreement, and any agreements contemplated therein, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior agreements, arrangements and understanding between them relating to that subject matter.

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30.2    The Parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated in this Agreement. The provisions of this clause 30.2 shall not apply to a fraudulent misrepresentation.
31.    SEVERANCE
If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable, the legality, validity and enforceability of any other provision of this Agreement shall not be affected.
32.    FURTHER ASSURANCE
Each party shall at the request of the other, and at the cost of the requesting party, do all acts and execute all documents which are necessary to give full effect to this Agreement.
33.    VARIATION
No variation of this Agreement shall be valid or effective unless it is in writing, refers to this Agreement and is duly signed or executed by, or on behalf of, each party.
34.    WAIVER
No failure, delay or omission by either party in exercising any right, power or remedy provided by law or under this Agreement shall operate as a waiver of that right, power or remedy, nor shall it preclude or restrict any future exercise of that or any other right, power or remedy. No single or partial exercise of any right, power or remedy provided by law or under this Agreement shall prevent any future exercise of it or the exercise of any other right, power or remedy.
35.    COUNTERPARTS
35.1    This Agreement may be signed in any number of separate counterparts, each of which when signed and dated shall be an original, and such counterparts taken together shall constitute one and the same Agreement.
35.2    Each party may evidence their execution of this Agreement by transmitting by email a signed signature page of this Agreement in PDF format together with the final version of this Agreement in PDF or Word format, which shall constitute an original signed counterpart of this Agreement. Each party adopting this method of signing will, following circulation by email, provide the original, hard copy signed signature page to the other parties as soon as reasonably practicable.
36.    SET-OFF
Any amount that either Party owes to the other Party under this Agreement, whether now or at any time in the future, whether it is liquidated or not and whether it is actual or contingent, may be set off by such Party from any amount due to the other Party from such Party under this Agreement. Any exercise by any Party of its rights under this clause 36 shall not prejudice any other right or remedy available to it under this Agreement or otherwise.
37.    DISPUTE RESOLUTION PROCEDURE
37.1    If any dispute arises between the parties out of or in connection with this Agreement, the matter shall be referred to senior representatives of each party who shall use their reasonable endeavours to resolve it.

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37.2    If the dispute is not resolved within 30 days of the referral being made under clause, the parties shall resolve the matter through mediation in accordance with the London Court of International Arbitration Mediation Rules.
37.3    Until the parties have completed the step referred to in clause 37.1, and have failed to resolve the dispute, neither party shall commence mediation except that either party may at any time seek urgent interim relief.
38.    CONFLICTS WITHIN AGREEMENT
38.1    In the event of any conflict or inconsistency between different parts of this Agreement, the following descending order of priority applies:
38.1.1    Schedule 4;
38.1.2    the Quality Agreement;
38.1.3    the terms and conditions in the main body of this Agreement; and
38.1.4    Schedules 1, 2 and 3.
38.2    Subject to the above order of priority between documents, later versions of documents shall prevail over earlier ones if there is any conflict or inconsistency between them.
39.    GOVERNING LAW AND JURISDICTION
39.1    This Agreement and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England.
39.2    The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, this Agreement, its subject matter or formation (including non-contractual disputes or claims).

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THIS AGREEMENT has been executed and delivered on the dates written below.

Signed by Patrick Banks, Director	/s/ Patrick Banks.................................
for and on behalf of	Authorised signatory
Contura International A/S
Date: February 25, 2021
Signed by Rakesh Tailor, Director	/s/ Rakesh Tailor.................................
for and on behalf of	Authorised signatory
Contura International A/S
Date: February 25, 2021
and

Signed by Patrick Banks, Director	/s/ Patrick Banks.................................
for and on behalf of	Authorised signatory
Contura Limited
Date: February 25, 2021
Signed by Rakesh Tailor, Director	/s/ Rakesh Tailor.................................
for and on behalf of	Authorised signatory
Contura Limited
Date: February 25, 2021

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SCHEDULE 1
PRICES
Price

Price per BUKIT (€)	Price per BU10 (€)
[***]	[***]
The above mentioned Price shall be subject, during the Term, to the Price adjustment mechanisms set out in clauses 7.4 and 7.5 and as otherwise provided in the Agreement.

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SCHEDULE 2
SPECIFICATIONS
[***]

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BUKIT
[***]

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SCHEDULE 3
CHANGE CONTROL PROCEDURE

Either party may submit a written request for change to the other party in accordance with this Schedule, but no change will come into effect until a written record of the change agreed by the parties pursuant to the Change Control Procedure (a “Change Control Note”) has been signed by the authorised representatives of each party.
1.    If the Customer requests a change:
(a)    the Customer will submit a written request to the Manufacturer containing as much information as is necessary to enable the Manufacturer to prepare a draft Change Control Note; and
(b)    within 30 Business Days of receipt of a request, the Manufacturer will, unless otherwise agreed, send to the Customer a draft Change Control Note.
2.    If the Manufacturer requests a Change, it will send to the Customer a draft Change Control Note.
3.     A Change Control Note must contain sufficient information to enable the Customer to assess the proposed change, including as a minimum:
(a)    the title of the change;
(b)    the party that requested the change and date of request;
(c)    description of the change;
(d)    details of the effect of the proposed change on:
i.    the Products;
ii.    the Price;
iii.    the regulatory implications; and
iv.    any other term of this Agreement;
(e)    the date of expiry of validity of the Change Control Note; and
(f)    provision for signature by the Customer and Manufacturer.
4.    If, following the Customer's receipt of a draft Change Control Note pursuant to sections 2 or 3 above:
(a)    the parties agree the terms of the relevant Change Control Note, they will sign it and that change Control Note will amend this Agreement; or
(b)    either party does not agree to any term of the Change Control Note, then the other party may refer the disagreement to be dealt with in accordance with the dispute resolution procedure in clause 37.
5.     Each party will bear its own costs in relation to compliance with the Change Control Procedure.

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SCHEDULE 4
REGULATORY RESPONSIBILITIES
Each party shall comply with its regulatory responsibilities set out in this Schedule 4. Any regulatory responsibilities not allocated to the Manufacturer in this Schedule 4 or not otherwise dealt with in the Quality Agreement shall be the responsibility of the Customer. Costs of compliance shall be allocated as set out in clause 2.7 of the Agreement.
MANUFACTURER
Manufacturer shall perform such tasks as are necessary for day to day regulatory compliance associated with maintaining Product registrations in the US, UK, EU and Rest of World as set out below. Customer shall fully collaborate and cooperate with Manufacturer as set out below to ensure Manufacturer is enabled to achieve and/or maintain compliance as the manufacturer and/or Product registration holder.
1.    VALIDATION TESTING.
1.1    Manufacturer shall design and conduct, or procure the design and conduct of all validation testing of Manufacturing equipment and/or procedures where this is required for the sole purpose and necessity of maintaining Product registrations in the US, the UK, the EU and Rest of World. For the avoidance of doubt, this shall include additional validation work related to the Manufacturing equipment and/or Manufacturing procedures required for any necessary upgrading of Product dossiers to meet UKCA Mark and/or EU MDR and/or US Food and Drug Administration (“FDA”) requirements or other changes in applicable regulatory requirements in these jurisdictions or in the Rest of World.
1.2    Funding. All validation testing shall be funded by the Manufacturer, including payment of fees of Third-Party service providers and/or of certification bodies or Regulators. Customer shall reimburse Manufacturer the costs of all such validation testing where:
1.2.1    validation testing of Manufacturing equipment and/or procedures is required for the sole purpose and necessity of obtaining Product registrations in Rest of World; or
1.2.2    validation testing of Manufacturing equipment and/or procedures is required for the sole purpose and necessity of modifying Product registrations in existence at the date of this Agreement where such modification is not required due to adverse safety data or any change in Applicable Laws.
2.    QMS OR PRODUCT AUDITS OR REVIEWS, CERTIFICATION OR REGISTRATION RENEWALS, REMEDIAL ACTIONS TO AUDIT FINDINGS
2.1    Where this is required for obtaining and/or maintaining Product registrations in the US, the UK, the EU and Rest of World, Manufacturer shall establish and maintain appropriate quality management systems (“QMSs”) and Product certification including undergoing periodic external audit by relevant certification bodies and shall perform remedial actions where necessary. This shall include:
2.1.1    Preparing for and undergoing regulatory QMS and Product audits, such as Notified Body, FDA and/or UK Approved Body QMS and/or Product certification audits or reviews;
2.1.2    Addressing any adverse findings emerging from such audits via remedial actions and undergoing re-audit where required; and

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2.1.3    From time to time applying for renewal of Product certifications, registrations and/or re-audits on a timely basis.
2.2    Customer shall provide Manufacturer on a timely basis with all sales, post-market surveillance, clinical, and pre-clinical or other data concerning the Products, their instructions for use (“IFU”) and/or healthcare professional training, including for the avoidance of doubt any data or information concerning PMA P170023, which may be required to support any QMS or Product audits and/or to address adverse findings arising therefrom.
2.3    Funding. For all Product registrations existing as at the date of this Agreement, all QMS or Product audits or reviews, certification or registration renewals and/or remedial actions responding to adverse findings from these shall be funded by the Manufacturer, including payment of fees of Third Party service providers and/or of certification bodies or Regulators. For all Product registrations varied, modified and/or first obtained after the date of this Agreement, all QMS or Product audits or reviews, certification or registration renewals and/or remedial actions responding to adverse findings from these shall be funded by Customer, including payment of fees of Third Party service providers and/or of certification bodies or Regulators.
3.    CHANGE OF NOTIFIED BODY, UK APPROVED BODY OR OTHER CERTIFICATION BODY
3.1    Manufacturer shall be entitled to change any Notified Body, UK Approved Body or other certification body at its own discretion and to select an appropriately qualified alternative body. In the event Manufacturer is required under Applicable Laws to appoint a new Notified Body, UK Approved Body or other certification body Manufacturer shall determine the choice of such new body at its sole discretion. In all cases Customer shall provide Manufacturer on a timely basis with all sales, post-market surveillance, clinical, pre-clinical or other data concerning the Products, including for the avoidance of doubt any data or information concerning PMA P170023, which may be required to support any change in or appointment of any such new body.
3.2    Funding. Customer shall fund all costs arising from the selection and appointment of any new Notified Body, UK Approved Body or other certification body including all costs incurred by Manufacturer in selecting and appointing such new body unless any change is solely due to Manufacturer’s own volition in which case Manufacturer shall bear all such costs.
4.    SUPPLIER DUE DILIGENCE AND AUDITS
4.1    Manufacturer shall perform appropriate supplier due diligence and qualification for suppliers of raw materials for Manufacturing the Products and for any Third Party suppliers of components and/or contract manufacturing organisations employed to Manufacture the Products.
4.2    Funding. Manufacturer shall fund supplier due diligence, qualification and fees for such Third Party suppliers.
5.    CONTACT WITH COMPETENT AUTHORITIES
5.1    With the exception of all contact which under Applicable Laws is the responsibility of the Customer and/or its Affiliates as the holder of PMA P170023 Manufacturer shall conduct, or procure via appropriate Third Party service providers, all day-to-day liaison with relevant Regulators for purposes of obtaining and/or maintaining Product registrations in the US, UK, EU and Rest of World. This shall include the effecting and maintenance of all database registrations of the Products and of the Manufacturer where required by law or Regulators, e.g. Eudamed registrations though the parties acknowledge and agree that Customer shall enter and maintain

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details of any importers or other economic operators which may be required for Product registrations.
5.2    Where Product registrations require specified human resource for manufacturers (e.g. Person Responsible for Regulatory Compliance in the EU) Manufacturer shall ensure that such human resource is available to the extent required.
5.3    Where Regulators request information or documentation regarding the conformity of the Products, the training materials employed for healthcare professional training, patient information and/or or marketing and/or access to Product samples Manufacturer shall respond to all such requests unless samples are requested from the field, in which case Customer shall procure Manufacturer access to such field samples for provision to Regulators. Customer shall provide Manufacturer on a timely basis with all relevant data or documentation including healthcare professional training, patient information and/or or marketing materials, sales, complaints, post-market surveillance or other data concerning the Products or with field samples which may be required to respond to Regulator inquiries or requests.
5.4    Funding. Except for tasks and activities performed by Customer in accordance with this Agreement to fulfil the responsibility under Applicable Laws of the holder of PMA P170023, all day-to-day liaison and human resource shall be funded by Manufacturer, including payment of fees of Third Party service providers and/or of Regulators where the sole purpose and necessity of this is to maintain the Product registrations existing as at the date of this Agreement. All other contact with relevant Regulators concerning the Product registrations in the US, UK, the EU and Rest of World shall be conducted by Manufacturer or its agents but funded by Customer, including payment of fees of Third Party service providers and/or of Regulators.
6.    LABELLING, INCLUDING UDI
6.1    Manufacturer shall utilise and/or develop and approve all Product labelling, IFU and packaging based on Manufacturer’s materials and versions currently in use for the Product registrations existing at the date of this Agreement. Manufacturer shall amend Product labelling, IFU and packaging as required in response to complaints from end-users, or in the event of adverse safety information, regulatory enforcement and/or changes in labelling requirements under Applicable Laws in order to maintain Product registrations. This shall include meeting all applicable requirements for UDI for labelling Products. Customer may, subject to necessary regulatory compliance and approval (including by Manufacturer), require Manufacturer to develop and/or approve alternative or modified Product labelling, instructions for use (“IFU”) and/or packaging.
6.2    Funding. All labelling, IFU and packaging approval and UDI which is based on Manufacturer’s materials and versions currently in use for the Product registrations existing at the date of this Agreement shall be funded by Manufacturer, including payment of fees of any Third Party providers or Regulators where the sole purpose and necessity of this is to maintain the Product registrations existing at the date of this Agreement. All incremental costs and/or wastage resulting from the development, approval and production of any alternative labelling, IFU or packaging for the Product registrations existing at the date of this Agreement or for any modified or new Product registrations shall be borne by Customer. Such incremental costs shall include approvals with relevant Notified Bodies, UK approved bodies and/or Regulators and the costs of any wasted labelling, IFU or packaging materials as well as payment of fees of Third Party service providers and/or of Regulators.

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7.    UK RESPONSIBLE PERSON
7.1    Manufacturer shall continue to designate Contura Limited, or such other UK party as is designated by Customer from time to time, as its UK Responsible Person for the Products via a UK Responsible Person agreement.
7.2    Funding. Each party shall meet its own costs of compliance with its respective obligations under the applicable UK Responsible Person agreement.

CUSTOMER
Customer shall perform such tasks as are necessary for regulatory compliance associated with obtaining and/or maintaining Product registrations in the US, UK, EU and Rest of World as set out below, including for the avoidance of doubt in its capacity as the holder of PMA P170023. Customer shall fully collaborate and cooperate with Manufacturer as set out below to ensure Manufacturer is enabled to achieve and/or maintain compliance as the manufacturer and/or Product registration holder.
8.    CLINICAL TRIALS.
8.1    Customer shall design, conduct and be the regulatory sponsor of any and all clinical investigations or clinical trials, studies or other non-clinical Product testing (“study” or “studies”) where the purpose and necessity of the study is in order to obtain and/or maintain Product registrations (including modified or varied registrations) in the US, the UK the EU and Rest of World, including where the study is required to generate clinical, pre-clinical or non-clinical data to upgrade Product dossiers to meet UKCA mark and/or EU MDR requirements and/or US FDA requirements or other changes in applicable regulatory requirements in these jurisdictions or in the Rest of World. Customer shall promptly provide Manufacturer with access to the raw study data, all study adverse event reports and to all study reports for all studies made for purposes of sentence 1 of this clause 8.1, provided that such data may not be used for any other purposes than outlined in sentence 1 of this clause 8.1 and in order to fulfil Manufacturer’s obligations as regards post-market surveillance and vigilance and its obligations to continually assess the benefit-risk profile of any of its products when used outside the Field.
8.2    Funding. Customer shall fund the design, conduct, sponsoring and reporting of all studies including payment of fees of Third Party service providers and/or of certification bodies and/or Regulators.
9.    MARKETING MATERIALS.
9.1    Customer shall develop all Product marketing materials for Products for use in any of the US, the UK, the EU and Rest of World. Manufacturer shall have the right to receive all Product marketing materials to the extent required to ensure their compliance with regulatory requirements though Customer shall be responsible for such compliance as concerns all marketing materials for Products. Where necessary, Customer and Manufacturer shall work together to respond to complaints from end users or regulatory agencies and/or changes in legislation or regulatory guidance to ensure ongoing compliance of all Product marketing materials.
9.2    Funding. All development, re-development or amendment of Product marketing materials shall be at the sole cost of the Customer.

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10.    HCP EDUCATION AND TRAINING ON THE SAFE AND EFFECTIVE USE OF THE PRODUCTS
10.1    Customer shall design, approve and deliver (or shall procure the same of) all healthcare professional education materials and/or training programmes required in the US, the UK, the EU and Rest of World to facilitate safe and effective use of the Products. Manufacturer shall have the right to receive all healthcare professional education materials and/or training programmes to ensure their ongoing compliance with relevant regulatory requirements from time to time.
10.2    Funding. Customer shall fund the design and approval and delivery of all healthcare professional education and training materials and the delivery of all training, including payment of fees of any Third Party service providers, including any changes required by Manufacturer and/or any Regulator.
11.    POST-MARKET SURVEILLANCE AND VIGILANCE REPORTING
11.1    Manufacturer and Customer shall enter into a Quality Agreement setting out, inter alia, their respective post-market surveillance and vigilance obligations. Pursuant to the terms of the Quality Agreement both Manufacturer and Customer shall establish, maintain and operate appropriate post-market surveillance and vigilance reporting systems and procedures in respect of all Products in the US, the UK, the EU and Rest of World. Where Product registrations require specified human resource for manufacturers, Manufacturer shall ensure that such human resource is available to the extent required under Applicable Laws.
11.2    Funding. Manufacturer shall bear its own internal costs of establishing, maintaining and operating its own post-market surveillance and vigilance reporting systems and procedures in compliance with Manufacturer’s obligations in the Quality Agreement. All post-market surveillance and vigilance reporting systems and procedures and human resource required under Applicable Laws shall be funded by Customer, including payment of fees of Third Party service providers where the purpose and necessity of this is to obtain and/or maintain the Product registrations.
12.    US PMA
12.1    Customer shall perform its respective activities under this Agreement as holder of the US PMA P170023 in accordance with the applicable provisions of the U.S. Federal Food, Drug, and Cosmetic Act and the implementing U.S. Food and Drug Administration (“FDA”) regulations (“FDA Laws”) including, without limitation, all provisions of the FDA Laws that are applicable to the holder of a Premarket Approval application approved pursuant to 21 U.S.C. § 360e, which may or may not be specifically identified in this Agreement. Without limiting the generality of the foregoing, Customer shall perform all obligations specifically identified in this Agreement in accordance with the applicable FDA Laws.
12.2    Funding: Save as otherwise delegated to the Manufacturer under this Agreement or the Quality Agreement, Customer shall bear its own costs of performing its respective activities as holder of US PMA P170023 in compliance with all applicable FDA regulations and FDA Laws.
13.    RESPONDING TO ADVERSE SAFETY DATA AND PREVENTIVE AND CORRECTIVE ACTIONS
13.1    Manufacturer shall evaluate all adverse safety data in relation to the Products as identified by Manufacturer or reported to Manufacturer by Customer in the course of the parties’ post-market surveillance and/or vigilance activity in accordance with the Quality Agreement. Manufacturer

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shall determine the reportability (or not) to Regulators of any incident or corrective or preventive action and shall report as required to Regulators and, where the Customer is the holder of any local marketing authorizations and contact for Regulators, cooperate and coordinate with the Customer such reporting.
13.2    Customer shall provide Manufacturer on a timely basis with all post-market surveillance or other data concerning the Products, their IFU and/or healthcare professional training which may be required to support any post-market surveillance and/or vigilance activity and/or to address any inquiries or requirements of Regulators pursuant to the terms of the Quality Agreement. The parties accept and agree that Manufacturer shall be significantly reliant upon Customer in order to meet its obligations under Applicable Laws.
13.3    Manufacturer shall perform the necessary investigations and analysis (e.g. root cause analysis) in respect of any incident and shall direct Customer as to any investigation or inquiry in the field which may be desirable in order to evaluate any incident or to respond to questions from Regulators. Customer shall carry out all appropriate investigations in respect of any incident and promptly update Manufacturer with the results of such investigations.
13.4    Manufacturer shall be responsible for making any modifications to the design or Manufacture of, and/or IFU, labelling or packaging for, the Products that may be required to maintain conformity with applicable requirements in light of the results of the post-market surveillance and which is solely and necessarily for the maintenance of the Product registrations in the US, the UK, the EU and Rest of World. For the avoidance of doubt all such modifications shall only be performed by Manufacturer on the instruction of Customer or its PMA holder Affiliate in relation to Products to be supplied in the US. In the event Manufacturer determines that any incident is due to, and/or preventive or corrective action is required as a result of, any healthcare professional training, marketing activity or marketing materials utilised by Customer it shall inform Customer of its determination and Customer shall promptly cease, withdraw, recall and/or remediate the materials and/or activity in question.
13.5    Manufacturer shall determine what, if any, preventive or corrective actions may be required to eliminate, or if that is not possible, mitigate the risks posed by Products and the scope and timing of such actions and, where the Customer is the holder of any local marketing authorizations coordinate and cooperate with Customer in this respect. The Parties accept and agree that Manufacturer shall be significantly reliant upon Customer carrying out such preventive or corrective actions on behalf of Manufacturer, including monitoring the progress of these and communicating all relevant information promptly back to Manufacturer pursuant to the terms of the Quality Agreement. Customer shall accordingly promptly implement all such preventive or corrective actions which may be appropriate and shall monitor and record the progress of these and communicate all relevant information promptly back to Manufacturer.
13.6    Funding. Manufacturer shall bear the costs of its own investigations and determinations into root causes in relation to any incident, including the cost of any Third Party service providers as well as the cost of reporting to Regulators where relevant. Manufacturer shall also bear the cost of any corrective and preventive action (“CAPA”) where this relates to the design and/or Manufacture of the Products including the labelling, IFU and/or packaging for Product registrations (where the latter relate to the versions existing at the date of this Agreement). Customer shall bear the costs of its own investigations and of the implementation of any Product withdrawal, recall or other preventing or corrective action instituted. Customer shall also bear the cost of any CAPA resulting from any labelling, IFU and/or packaging for modified or new Product registrations.

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14.    PRODUCT WITHDRAWALS, RECALLS OR OTHER PREVENTIVE OR CORRECTIVE ACTIONS ORDERED, REQUESTED OR SUGGESTED BY COMPETENT AUTHORITIES
14.1    Manufacturer and Customer shall cooperate with each other and with Governmental Entities and/or Regulators in relation to Official Product Recall Notices issued by them and /or Product recalls or other preventive or corrective actions requested or suggested by them. Except where this is the responsibility of the holder of PMA P170023 under Applicable Laws Manufacturer shall have final approval for the implementation of these. Customer shall promptly carry out all such cooperative actions in the field on behalf of Manufacturer and shall monitor and record the progress of these and communicate all relevant information promptly back to Manufacturer. The parties accept and agree that Manufacturer shall be significantly reliant upon Customer in order to meet its obligations under Applicable Laws.
14.2    Funding. Manufacturer and Customer shall each be responsible for their own costs of fulfilling their obligations under the Quality Agreement which arise in connection with Official Product Recall Notices issued by Governmental Entities and/or Regulators and/or Product withdrawals, recalls or other preventive or corrective actions requested or suggested by them.
15.    ENFORCEMENT ACTION BY COMPETENT AUTHORITIES OR EU NOTIFIED BODY, UK APPROVED BODY OR OTHER CERTIFICATION BODY
15.1    Manufacturer shall respond to any inquiry, investigation, prosecution or administrative or other enforcement action initiated or threatened by any Governmental Entity, Regulator or Notified Body, UK Approved Body or other certification body into (i) Manufacturer or (ii) the compliance of the Products irrespective of whether this is directed at Manufacturer or at the Products themselves (“Enforcement against Manufacturer”). Manufacturer shall promptly inform Customer of any such Enforcement or threat in writing.
15.2    Manufacturer shall perform the necessary investigations and analysis in respect of any Enforcement against Manufacturer by Regulators and shall direct Customer as to any investigation or inquiry in the field which may be desirable in Manufacturer’s view in order to establish the facts underlying any actual or threatened Enforcement against Manufacturer and/or to respond to questions from Regulators or to prepare for interviews or the submission of any defence and/or evidence in any proceedings or other process comprised in the Enforcement against Manufacturer. Customer shall promptly carry out all appropriate and requested investigations into the circumstances underlying any Enforcement against Manufacturer including into any healthcare professional training, marketing activity in the field and/or the conformity, performance and/or safety of the Products in the field on behalf of Manufacturer. Customer shall communicate all relevant information promptly to Manufacturer. The parties accept and agree that Manufacturer shall be reliant upon Customer in order to respond to any Enforcement against Manufacturer.
15.3    Customer shall respond to any inquiry, investigation, prosecution or administrative or other enforcement action initiated or threatened by any Governmental Entity, Regulators or EU notified body, UK Approved Body or other certification body into (i) Customer; (ii) the compliance of the Products with PMA P170023; or (iii) Customer’s marketing and/or healthcare professional training in relation to the Products irrespective of whether this is directed at Customer or at the Products themselves (“Enforcement against Customer”). Customer shall promptly inform Manufacturer of any such Enforcement against Customer or threat in writing.

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15.4    Funding by Manufacturer. Manufacturer shall bear the costs of defending any Enforcement against Manufacturer, which shall include all internal, legal and expert costs, arising from any breaches by Manufacturer of, or non-conformities of the Products with, Applicable Laws unless and to the extent Manufacturer’s alleged breach or any alleged non-conformity of the Products giving rise to the Enforcement against Manufacturer is due directly or indirectly to the act or default of Customer or its agents or representatives or to reliance on information given to Manufacturer by Customer, its agents or representatives, in which case Customer shall bear such costs.
15.5    Funding by Customer. Customer shall bear the costs of defending any Enforcement against Customer, which shall include all internal, legal and expert costs, arising from any breaches by Customer of, or non-conformities of the Products with, Applicable Laws unless and to the extent Customer’s alleged breach or any alleged non-conformity of the Products giving rise to the Enforcement against Customer is due directly or indirectly to the act or default of Manufacturer or its agents or representatives or to reliance on information given to Customer by Manufacturer, its agents or representatives, in which case Manufacturer shall bear such costs.
16.    RETENTION OF DOCUMENTS
16.1    Customer shall keep available for Regulators in the US, the UK, the EU and Rest of World copies of all regulatory documentation required to be kept available for the requisite time period after the last Product has been placed on the market. Customer shall notify Manufacturer of the last date of placing on the market any Product in any of the US, the UK, the EU and Rest of World.
16.2    Funding. All document retention shall be funded by Customer, including payment of fees of Third Party service providers where the purpose and necessity of this is to comply with the requirements of Product registrations.
17.    HEALTH TECHNOLOGY APPRAISAL / REIMBURSEMENT
17.1    Customer shall generate and provide all information, data and documentation concerning the cost-effectiveness, safety, performance and/or clinical effectiveness of the Products to support Health Technology Appraisal (“HTA”) / reimbursement applications made, and/or participation, by Customer in relation to any Product registration in the US, the UK, the EU or Rest of World, e.g. NICE clinical guideline development or updates.
17.2    Funding. All HTA/reimbursement applications made shall be at the sole cost of Customer.